CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 298 to Registration Statement No. 33-26305 on Form N-1A of our report dated March 26, 2013, relating to the financial statements and financial highlights of the BlackRock Real Estate Securities Fund, a series of BlackRock Funds, appearing in the Annual Report on Form N-CSR of BlackRock Funds for the period from September 28, 2012 (commencement of operations) to January 31, 2013, and to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 30, 2013